Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statement (No. 33-60781) on Form S-8 of UniFirst Corporation Profit Sharing Plan of our report dated June 8, 2006, with respect to the statements of net assets available for benefits of UniFirst Corporation Profit Sharing Plan as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the year then ended, and the related supplemental schedule, which report appears in the December 31, 2005 annual report on Form 11-K of UniFirst Corporation Profit Sharing Plan.

/s/ Sullivan Bille, P.C.

Tewksbury, Massachusetts

June 8, 2006